Exhibit 19.1

Global Insider Trading Policy

October 7, 2021

Global Insider Trading Policy

Effective Date: October 7, 2021

Last Review Date: February 13, 2025

Objective and Scope

This policy governs trading in the securities of BlackRock, Inc. by directors and officers of BlackRock, Inc. (the “directors and officers”) and by employees1 (collectively with the directors and officers, “Covered Persons”) of BlackRock, Inc. and its wholly-owned subsidiaries (collectively, “BlackRock”) and the handling of material, nonpublic information (“MNPI”, as further defined below) under applicable securities laws in the U.S. or the equivalent in the other jurisdictions in which BlackRock operates. Covered Persons play a critical role in maintaining the integrity of BlackRock’s reputation and must handle MNPI and proprietary or confidential information properly. BlackRock has adopted a number of policies that deal with the handling of MNPI, including but not limited to a Code of Business Conduct and Ethics that obligates Covered Persons to maintain the confidentiality of information entrusted to them, a policy that establishes controls on the use and sharing of MNPI, and confidentiality and employment policies that obligate Covered Persons to hold information relating to the business of BlackRock in strict confidence.

Applicable laws and regulations prohibit any behaviors that lead to market abuse. Covered Persons are prohibited by law from buying or selling BlackRock securities or any other company’s securities (including, but not limited to, common stock, options to purchase common stock, preferred stock, debt, convertible debentures, and warrants, as well as derivative securities, such as exchange-traded put or call options or swaps) while in possession of MNPI with respect to those securities or companies, whether for their own account, a family2 member’s account, organization or firm account, or for a client’s account. In addition, if a Covered Person has MNPI, they are prohibited from “tipping” or disclosing such information to others or donating shares with the expectation of receiving a tax benefit.

BlackRock employees may acquire MNPI through BlackRock’s customers, suppliers, affiliates, and companies in which BlackRock, its products, funds, or accounts, may invest. In certain circumstances, it may be necessary to establish an information barrier in order to wall off the employee in possession of MNPI.

Policy / Document Requirements and Statements

1.	Material, Nonpublic Information

●

Material Information: Information is “material” if there is a substantial likelihood that a reasonable person would consider the information important when making an investment decision or the information, if made public, would likely affect the market price of a company’s securities. Information may be material to transactions in the securities of more than one company. For example, in some circumstances, the same information may be material to transactions in securities of the company from which the information originated as well as suppliers, customers, or competitors of that company.

Material information concerning BlackRock (including information relating to its subsidiaries or affiliates) or other such companies may include the following:

●	Sales and earnings results or estimates (or changes thereto, if previously published);
●	Changes in product offerings;

[1]	For purposes of this policy, the term “employee” includes all contingent workers and individual services providers, unless their agreement with BlackRock contains express conditions to the contrary.

[2]	Family members include Family Relationships as further escribed in the Global Relationships at Work Policy.

Limited

Global Insider Trading Policy

October 7, 2021

●	Significant additions or losses of client accounts;
●	Proposed mergers, acquisitions, divestitures, or joint ventures;
●	Stock repurchase plans and stock splits;
●	Securities offerings;
●	Litigation and investigations;
●	Changes in control or extraordinary management developments;
●	Extraordinary borrowings or other liquidity problems;
●	Cybersecurity risks or incidents; and
●	Other similar items.

●

Nonpublic Information: Information is considered to be “nonpublic” unless it has been disclosed to the public adequately. Examples of adequate disclosure include public filings with securities regulatory authorities, the issuance of press releases, and may also include meetings that are generally open to members of the press and the public. By contrast, information would likely not be considered public if it is available only to BlackRock employees, or if it is available to a select group of analysts, brokers, and/or investors.

2.	Restriction on Tipping

Covered Persons are prohibited from disclosing MNPI to another person even if such person does not purchase or sell securities on the basis of such information, or pass on the information to another person (also known as “tipping”).

Covered Persons may not disclose MNPI to:

●

Any person outside of the firm (not employed by BlackRock), unless any such disclosure is made in accordance with BlackRock’s policies regarding the protection, and authorized external disclosure, of information; or

●

Any BlackRock employee unless such employee needs to know the information for a valid business reason. MNPI may not be shared with anyone in a different information barrier group without obtaining prior approval from Legal & Compliance.

3.	Trading in BlackRock Securities

●

No Trading When in Possession of MNPI: No Covered Person may purchase or sell BlackRock securities when in possession of MNPI regarding BlackRock, even if the transaction has been pre-approved and the trading window is open.

●

Pre-Clearance Required: All transactions in BlackRock’s securities by a Covered Person must be pre-cleared by Legal & Compliance and the transaction must be within the prescribed trading window. This includes purchases, sales, stock option exercises, estate planning transactions and gifts.

●	Employees, including officers, must submit a pre-clearance request in the Personal Trading Assistant and receive an approval before undertaking any transactions permitted under this policy.
●

Pre-clearance approvals, whether for market orders[3] or limit orders[4], are valid only on the day the approval is received. The order must be executed on the same day by the closing time of the market on which the security is traded.

●

Employees can request exemption from the pre-clearance requirement for trades in a spousal account in which the employee has no investment discretion. Spousal accounts require disclosure, regardless of pre-clearance exemption status, and are subject to periodic monitoring. Employees may be required to supply a quarterly statement for such accounts. When such requests are made, employees must provide the statements to the Legal & Compliance within 30 days of the request.

●	Pre-Clearance Not Required: Pre-clearance approval is not required to transact in the following:

[3]	Buy or sell transactions placed at current market price.

[4]	Buy or sell transactions placed at a pre-determined price (detailed within the pre-clearance request).

Limited

Global Insider Trading Policy

October 7, 2021

●

Purchases of common stock under an Employee Stock Purchase Plan, vesting of Restricted Share Units, or acquisitions of common stock in connection with director compensation (however, sales of the same must be pre-cleared);

●	529 Plans, Direct Stock Purchase Plans, and any securities purchased pursuant to a dividend reinvestment plan;
●	Securities acquired by an exercise of rights to the holders of a class of securities (however, sales of the same must be pre-cleared);
●	Stock dividend, stock split, or similar corporate distribution;
●	Conversion of employee stock options (however, sales of the same must be pre-cleared); and
●	Transfer of securities with no change in beneficial ownership (e.g., transfer from one account in your name to another account in your name).
●

Trading Plan Exception: Sales of BlackRock securities may be effected for Covered Persons without seeking pre-‐clearance, regardless of their awareness of MNPI and outside of the prescribed trading windows (see below) solely if the transaction is made under a pre-arranged written trading plan that is:

●	In compliance with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended;
●	Pre-approved by Legal & Compliance prior to adoption and execution; and
●	Entered into (or amended) when the Covered Person is not in possession of MNPI and is adopted (or amended) during a prescribed trading window period.
●

Trading Windows: If not in possession of MNPI, Covered Persons are only permitted to transfer (resulting in change to beneficial ownership), gift, or trade (purchase, sell, or exercise employee stock options) BlackRock securities (upon pre-clearance approval) during trading windows as determined and announced by Legal & Compliance. The opening and closing dates of each trading window are announced by email to all Covered Persons by Legal & Compliance. Typically, the trading window opens at the beginning of the second full day of trading following the public release of BlackRock’s quarterly financial information and closes at the end of the second trading day of the last month of the quarter in which such quarterly financial information was released. The trading window may be opened and closed by Legal & Compliance at other times.

●	Prohibition on Hedging and Pledging BlackRock Securities: A Covered Person may not:
●

Enter into any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities held by such Covered Person, other than pursuant to a contractual right negotiated in connection with a merger or acquisition.

●	Hold BlackRock securities in margin accounts or pledge BlackRock securities as collateral for a loan.
●	Restrictions on Trading in BlackRock Securities: In addition, employees may not:
●	Trade in options or warrants on BlackRock securities;
●	Engage in day trading of BlackRock securities;
●	Engage in any short selling of BlackRock securities;
●	Purchase any single-stock futures contracts on BlackRock securities; and
●	Trade in BlackRock securities in managed accounts.
●	BlackRock’s Trading in Its Own Securities: It is BlackRock’s policy to comply with applicable securities laws concerning trading in BlackRock securities on BlackRock’s behalf.

4.	Post-Termination Transactions

Although the pre-clearance procedures specified in this policy will cease to apply to a Covered Person upon the conclusion of their service with BlackRock, the Covered Person will remain subject to applicable securities laws pertaining to trading while in possession of MNPI.

5.	Other Trading Restrictions

This policy should be read in conjunction with other BlackRock policies, including the Global Personal Trading Policy which contains other restrictions on trading the securities of other companies for BlackRock employees.

Limited

Global Insider Trading Policy

October 7, 2021

6.	Other Barriers

BlackRock implements information barriers for a variety of reasons in addition to the prevention of insider trading. Barriers established for another explicit purpose, such as avoidance of potential coordinated trading, will be outlined in those specific policies and/or procedures.

7.	Consequences of Violations

The penalties for insider trading violations are severe and could include significant fines and imprisonment. In addition, an employee’s failure to comply with this Policy may subject the employee to disciplinary action, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of applicable law.

8.	Questions

Please contact Legal & Compliance in your respective region with questions regarding this policy.

Limited

4